Exhibit 99.1
Press Release

Clean Harbors Announces Acquisition of Terra Nova Solutions

•$225 Million All-Cash Acquisition Adds Regional Hazardous and Non-Hazardous Waste Services Provider with Permitted Assets
•Transaction Enhances Technical Services and Field Services Businesses
•Expects ~$4 Million of Annual Synergies, Resulting in Implied Post-Synergy Multiple of 11.8x

NORWELL, Mass. – May 14, 2026 – Clean Harbors, Inc. (“Clean Harbors” or the “Company”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced the acquisition of Terra Nova Solutions, a regional provider of hazardous and non-hazardous waste solutions for $225 million, which the Company plans to fund with available cash.
Based in the Carolinas, Terra Nova operates five sites that support high-margin, recurring revenue streams including wastewater treatment, solidification and waste processing. Clean Harbors expects the business to generate $45 million to $50 million of annual revenue and approximately $15 million of Adjusted EBITDA. An estimated $4 million of synergies are anticipated after the first full year of operation, which would give the acquisition a post-synergy multiple of 11.8 times.
“We continue to prioritize M&A transactions with strong return profiles that enhance our core businesses,” said Mike Battles, Co-Chief Executive Officer. “We believe Terra Nova will be an ideal strategic fit to our waste-handling network. They are a recognized regional leader in waste treatment and processing that brings to us a blue-chip, long-tenured customer base. In addition, Terra Nova has multiple service offerings that align well with our Technical Services and Field Services businesses, including drum collection, wastewater treatment, tank cleaning and vacuum services. We expect the transaction to create incremental cross-selling opportunities.”
Eric Gerstenberg, Co-Chief Executive Officer, said, “For more than 20 years, Terra Nova and its predecessor company have served the Carolinas region with a variety of environmental and waste solutions. Its locations have the annual capacity to treat 35 million gallons of wastewater, along with more than 85 million gallons of solidification capacity. Their 150 specialized trucks and tankers will be a welcome addition to our vehicle fleet. We also believe their more than 100 customer-focused employees will benefit from the opportunities for career advancement within our larger organization. We look forward to incorporating those talented folks into the Clean Harbors family.”
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058

Davis, Malm & D’Agostine, P.C. served as legal advisor to Clean Harbors. Raymond James served as exclusive financial advisor and Willkie Farr & Gallagher LLP served as legal advisor to Terra Nova Solutions.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, manufacturing and refining, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is a leading provider of parts washers and environmental services to commercial, industrial and automotive customers, as well as North America’s largest re-refiner and recycler of used oil. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “will,” “should,” “estimates,” “projects,” “may,” “likely,” “potential,” “outlook” or similar expressions. Such statements may include, but are not limited to, statements about the Terra Nova Solutions acquisition, future financial and operating results, plans, strategy, objectives and goals, cost management initiatives, pricing and productivity initiatives, contingent liabilities, liquidity, business, economic and market conditions, trends, customer demand, impacts of tariffs and new legislation, acquisitions, growth opportunities, expectations, challenges and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of the date of this press release only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation: operational and safety risks; risks relating to the failure of new or existing technologies; cybersecurity risks; the occurrence of natural disasters or other catastrophic events, as well as their residual macroeconomic effects; risks associated with retaining and hiring key personnel; environmental liability and product liability risks relating to hazardous waste management and other components of the Company’s business; negative economic, industry or other developments, including market volatility or economic downturns; risks associated with management’s assumptions relating to expansion of the Company’s landfills; reductions in the demand for emergency response services at industrial facilities or on roadways, railways or waterways, and other remedial projects and regulatory developments; reductions in the demand for oil products and automotive services and volatility in oil prices in the markets the Company serves; changes in statutory and regulatory requirements and risks relating to extensive environmental laws and regulations; risks associated with existing and
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058

potential litigation; risks associated with the Company’s identification and execution of strategic capital expenditures, acquisitions and divestitures and their related liabilities; risks relating to the availability and sufficiency of the Company’s insurance coverage, self-insurance, surety bonds, letters of credit and other forms of financial assurance; the impact of new tax legislation or changes in tax regulations and interpretations; the imposition of trade sanctions or tariffs; fluctuations in interest rates and foreign currency exchange rates; risks relating to the Company’s indebtedness and covenants in its debt agreements; risks associated with certain anti-takeover provisions under the Massachusetts Business Corporation Act and the Company’s By-Laws, and those items identified as “Risk Factors” in Clean Harbors’ most recently filed reports on Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts:

Eric J. Dugas	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058